As filed with the Securities and Exchange Commission on November 22, 2021
Registration No. 333-143000
Registration No. 333-159870
Registration No. 333-176369
Registration No. 333-187058
Registration No. 333-206102
Registration No. 333-212135
Registration No. 333-219615
Registration No. 333-232257

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-143000
POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-159870
POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-176369
POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-187058
POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-206102
POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-212135
POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-219615
POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-232257

UNDER THE SECURITIES ACT OF 1933

CAI INTERNATIONAL, INC.
(Exact name of registrant as specified in its charter)

Delaware	94-3109229
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No)

Steuart Tower, 1 Market Plaza, Suite 2400	94105
San Francisco, California
(Address of Principal Executive Offices)	(Zip Code)

CAI INTERNATIONAL, INC. 2007 EQUITY INCENTIVE PLAN
CAI INTERNATIONAL, INC. 2007 EQUITY INCENTIVE PLAN (AS AMENDED)
CAI INTERNATIONAL, INC. 2019 INCENTIVE PLAN
CAI INTERNATIONAL, INC. 2019 EMPLOYEE STOCK PURCHASE PLAN

(Full title of the plan)

Timothy B. Page
President and Chief Executive Officer
CAI International, Inc.
Steuart Tower, 1 Market Plaza, Suite 2400
San Francisco, California 94105
(Name and address of agent for service)

(415) 788-0100
(Telephone number, including area code, of agent for service)

Copy to:

Edward J. Wes, Jr.
Ned A. Prusse
Perkins Coie LLP
3150 Porter Drive
Palo Alto, California 94304
(650) 838-4300

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☒
Non-accelerated filer ☐	Smaller reporting company ☐
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF SECURITIES

 These Post-Effective Amendments (collectively, the “Post-Effective Amendments”) relate to the following Registration Statements (each, a “Registration Statement” and, collectively, the “Registration Statements”) of CAI International, Inc. (the “Company”):

•	Registration Statement No. 333-143000, filed with the Securities and Exchange Commission (the “SEC”) on May 16, 2007;

•	Registration Statement No. 333-159870, filed with the SEC on June 10, 2009;

•	Registration Statement No. 333-176369, filed with the SEC on August 17, 2011;

•	Registration Statement No. 333-187058, filed with the SEC on March 6, 2013;

•	Registration Statement No. 333-206102, filed with the SEC on August 5, 2015;

•	Registration Statement No. 333-212135, filed with the SEC on June 20, 2016;

•	Registration Statement No. 333-219615, filed with the SEC on August 1, 2017; and

•	Registration Statement No. 333-232257, filed with the SEC on June 21, 2019.

The Company hereby amends each Registration Statement by deregistering all of the common stock, par value $0.0001 per share, of the Company (the “Common Stock”), registered on the above-referenced Registration Statements that has not been sold or offered or otherwise remains unissued.

On November 22, 2021, pursuant to an Agreement and Plan of Merger, dated as of June 17, 2021, by and among the Company, Mitsubishi HC Capital Inc., a Japanese corporation (“Parent”), and Cattleya Acquisition Corp., a Delaware corporation and wholly-owned subsidiary of Parent (“Merger Sub”), Merger Sub merged with and into the Company (the “Merger”), with the Company continuing as the surviving corporation in the Merger as a wholly-owned subsidiary of Parent. In connection with the Merger, the Company is terminating its offering of Common Stock pursuant to the Registration Statements.

In accordance with the undertaking contained in Part II, Item 9 of the Registration Statement pursuant to Item 512(a)(3) of Regulation S-K, the Company files these Post-Effective Amendments to terminate the effectiveness of the Registration Statements and to remove from registration all shares of Common Stock which remain unissued under the Registration Statements as of the date hereof, if any. After giving effect to these Post-Effective Amendments, there will be no remaining shares of Common Stock registered for issuance by the Company pursuant to the Registration Statements.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Francisco, State of California, on November 22, 2021.

CAI INTERNATIONAL, INC.

By:	/s/ Timothy B. Page
Name: Timothy B. Page
Title: President and Chief Executive Officer

Note: No other person is required to sign these Post-Effective Amendments in reliance upon Rule 478 under the Securities Act of 1933, as amended.